Exhibit 99.1

Unifi Announces

Leadership Transition

GREENSBORO, N.C., March 18, 2019 – The Board of Directors of Unifi, Inc. (NYSE: UFI) has elected Albert (“Al”) P. Carey, currently the Company’s Non-Executive Chairman, as its Executive Chairman effective April 1, 2019 and has appointed Thomas H. Caudle, Jr. as the Company’s principal executive officer effective immediately. Mr. Caudle previously served as the Company’s principal executive officer from April 2016 to May 2017 and will continue to serve as a director and the President & Chief Operating Officer of the Company. Mr. Carey is presently the CEO of PepsiCo North America, a position from which he is expected to retire at the end of March 2019.

Unifi also announced today that Kevin D. Hall and the Company have mutually agreed that Mr. Hall would resign as the Company’s Chief Executive Officer and as a director of Unifi, both effective immediately.

Unifi’s Board of Directors said, “we are grateful to Kevin for his service and leadership of Unifi over the past two years. We thank Kevin for his contributions, hard work and dedication, and wish him the best in his future endeavors. Unifi has a talented leadership team, and we are confident that Al’s and Tom’s proven leadership, knowledge of our businesses, commitment to our culture, and focus on value creation for shareholders have positioned them well to lead the Company and to help execute its strategic plan.”

Mr. Carey commented, “Unifi is a fundamentally strong company with great business opportunities and tremendous talent. It is a privilege to be asked to help lead this company. Tom and I will be working very hard in the coming weeks to drive superior execution of the Company’s strategic plan and look forward to helping Unifi grow its business and capitalize on its strategic vision.” Mr. Carey continued, “The Board and I remain focused on enhancing performance and delivering value for customers, shareholders and employees. I believe that the Company continues to have tremendous potential for growth and that we have an exciting future ahead of us.”

About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world’s leading innovators in manufacturing synthetic and recycled performance fibers. The Company’s proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi’s proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 13 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world’s most influential brands in the sports apparel, fashion, home, automotive and other industries. For news updates from Unifi, visit https://unifi.com/news or follow Unifi on Twitter @UnifiSolutions.

About REPREVE®:

Made by Unifi, Inc. (NYSE: UFI), REPREVE® is the global leader in branded recycled performance fibers, transforming more than 13 billion plastic bottles into recycled fiber for new clothing, shoes, home goods and other consumer products. REPREVE is the earth-friendly solution to making consumers’ favorite brands more environmentally responsible. Found in products from many of the world’s leading brands, REPREVE fibers can also be enhanced with Unifi’s proprietary technologies for increased performance and comfort. For more information about REPREVE, visit www.repreve.com, and connect with REPREVE on Facebook, Twitter and Instagram. REPREVE® is a trademark of Unifi, Inc.

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